SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 12th day of December 2018.

WHEREAS, Pacific Investment Management Company LLC, a Delaware limited liability company (the “Portfolio Manager”) has been retained by HC Capital Trust, a Delaware Statutory Trust, (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a portfolio manager, to provide investment advisory services to a portion of the assets of certain portfolios of the Trust, including the portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each, a “Portfolio” and, collectively, the “Portfolios”), pursuant to certain portfolio management agreements;

WHEREAS, each Portfolio seeks to achieve its investment objective in whole or in part by investing in the component securities (“Component Securities”) of an index (“Underlying Index”) provided by Research Affiliates, LLC or its affiliate (collectively, “Index Provider”) as described in the Portfolio’s Prospectus (as defined below);

WHEREAS, the Portfolio Manager wishes to retain Parametric Portfolio Associates LLC (the “Sub-Adviser”) to assist the Portfolio Manager in providing investment advisory services (“Advisory Services”) in connection with the Portfolios;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and rules and regulations thereunder (“Advisers Act”); and

WHEREAS, the Sub-Adviser is willing to provide such Advisory Services to the Portfolio Manager upon the terms and conditions set forth below and for the compensation set forth in Exhibit A attached hereto, as may be amended from time to time.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Portfolio Manager and the Sub-Adviser as follows:

1. The Trust is an open-end investment company which has separate investment portfolios. Additional investment portfolios may be established in the future. This Agreement shall pertain to the Portfolios and to such additional investment portfolios as shall be designated as Portfolios in supplements to this Agreement, as further agreed between the Portfolio Manager and Sub-Adviser. The Trust engages in the business of investing and reinvesting the assets of the Portfolios in the manner and in accordance with the investment objective and restrictions applicable to the Portfolios as specified in the currently effective prospectus (the “Prospectus”) for the Portfolios included in the registration statement, as amended from time to time (the “Registration Statement”), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”). Copies of the documents referred to in the preceding sentence have been furnished to the Sub-Adviser. Any amendments to those documents that the Portfolio Manager receives from the Trust shall be furnished to the Sub-Adviser promptly.

2. The Portfolio Manager hereby appoints the Sub-Adviser to provide Advisory Services specified in this Agreement, and the Sub-Adviser hereby accepts such appointment and agrees to render the services herein set forth.

3. (a) The Sub-Adviser shall, at its expense: (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement; and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The Sub-Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Sub-Adviser of any of its obligations hereunder, nor shall the Portfolio Manager or the Portfolios be responsible for any additional fees or expenses hereunder as a result. In all cases, the Sub-Adviser shall remain liable as if such services were provided directly.

(b) The Sub-Adviser shall not retain any other person to serve as an investment adviser or sub-adviser to the Portfolios. The Sub-Adviser shall not pay any fee, based on the assets of a Portfolio, to any person providing research and/or investment advice to the Sub-Adviser without the express written consent of the Portfolio Manager.

(c) The Sub-Adviser shall not be required to pay any expenses of a Portfolio other than those specifically allocated to the Sub-Adviser in this Agreement. In particular, but without limiting the generality of the foregoing, the Sub-Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees (if any) as are officers or employees of the Sub-Adviser whose services may be involved, for any of the following expenses of a Portfolio: compensation of the Trustees who are not affiliated with the Portfolio Manager, Sub-Adviser, a Portfolio’s distributor, or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of a Portfolio’s independent registered public accounting firm and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of a Portfolio), transfer agent, registrar and dividend disbursing agent of a Portfolio; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in a Portfolio; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Trust may enter into a separate agreement with the Portfolio Manager, which shall be controlling over this Agreement, as amended, pursuant to which some or all of the foregoing expenses of this Section 3(c) shall be the responsibility of the other party or parties to that agreement.

4. (a) Subject to the supervision of the Portfolio Manager, the Sub-Adviser shall provide to each Portfolio Advisory Services including execution of all portfolio transactions on behalf of the Portfolios necessary to invest the assets of each Portfolio in the Component Securities of each Portfolio’s Underlying Index, as described in the Portfolio’s Prospectus.

(b) In addition to the provision of Advisory Services, the Sub-Adviser shall be responsible for providing middle and back office operational support for the Portfolios with respect to the services the Sub-Adviser provides hereunder. Such support services are set forth in Exhibit B attached hereto, as may be amended from time to time. Sub-Adviser shall not have responsibility for wiring funds, processing class action or bankruptcy litigation claims relating to any assets held by a Portfolio, or calculating the net asset value of the Portfolios.

(c) Each Portfolio will have the benefit of the investment analysis and research generally available to investment advisory clients of the Sub-Adviser. It is understood that the Sub-Adviser will not use any inside information pertinent to investment decisions undertaken in connection with this Agreement that may be in its possession or in the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information.

(d) Upon request, the Sub-Adviser also shall provide to the Portfolio Manager, and, as applicable, the officers of the Trust, administrative assistance in connection with the operation of each Portfolio, which shall include (i) compliance with all reasonable requests of the Portfolio Manager and Trust for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission (“SEC”) and state securities commissions, and (ii) such other services as the Portfolio Manager and/or Sub-Adviser shall from time to time reasonably determine to be necessary or useful to the administration of a Portfolio. With respect to the services that the Sub-Adviser is providing to the Portfolios, the Sub-Adviser will keep the Portfolio Manager informed of developments materially affecting a Portfolio.

(e) As sub-adviser to the Portfolios, the Sub-Adviser shall provide Advisory Services for the account of each Portfolio in accordance with the Sub-Adviser’s best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees.

(f) Upon request, the Sub-Adviser shall furnish to the Portfolio Manager and the Trust’s Board of Trustees periodic and special reports (including any statistical information) on the investment performance of each Portfolio and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(g) For each Portfolio, the Sub-Adviser will promptly review all account reconciliation documents, such as: (i) reports of current security holdings in the Portfolio; (ii) summary reports of transactions; and (iii) current cash position reports (including cash available from portfolio sales and maturities and sales of the Portfolio’s shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Portfolio, the Portfolio Manager or any service provider thereto (such as the Portfolio’s custodian) and will report any errors or discrepancies in such reports to the Portfolio or its designee within three business days after discovery of such discrepancies.

(h) The Sub-Adviser will manage each Portfolio so that it will qualify, and continue to qualify (except where extraordinary circumstances dictate otherwise), as a regulated investment company under Section 851 of Subchapter M of the Internal Revenue Code and regulations issued thereunder.

(i) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other of its clients, the Sub-Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution of the order or lower brokerage commissions, if any. The Sub-Portfolio Manager may also on occasion purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Trust and the Portfolios and to such other customers.

(j) Subject to the oversight of the Portfolio Manager, the Sub-Adviser may cause a Portfolio to pay a broker which provides brokerage and research services to the Sub-Adviser a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Sub-Adviser determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction or the Sub-Adviser’s overall responsibilities to the Trust and any other of the Sub-Adviser’s clients.

(k) Unless otherwise instructed by the Trust’s Board of Trustees or the Portfolio Manager, the Sub-Adviser or its agent shall have authority and responsibility to exercise whatever powers the Trust and the Portfolio Manager may possess with respect to any of the portfolio securities or other investments of a Portfolio, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, to tender securities pursuant to a tender offer. With respect to any domestic (U.S.) securities held by a Portfolio, the Sub-Adviser shall be responsible for filing on a timely basis beneficial ownership reports required by the Securities Exchange Act of 1934, as amended, and any other domestic securities regulatory filings. With respect to any foreign (non-U.S.) securities held by a Portfolio, the Sub-Adviser shall also be responsible for filing on a timely basis any holdings disclosures or other reports as the Sub-Adviser may be required by law to file with regulatory authorities in foreign jurisdictions to the extent such requirements apply to the entity with investment discretion/power and/or voting power with respect to instruments held by the Portfolios’ portfolios. Sub-Adviser shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in a Portfolio. Sub-Adviser will, however, forward to Portfolio Manager any information it receives regarding any legal matters involving any asset held in a Portfolio.

(l) The Portfolio Manager agrees to issue instructions to all custodians and broker-dealers as necessary to give the Sub-Adviser all necessary authority to act on behalf of each Portfolio.

(m) Nothing herein shall relieve the Portfolio Manager of its duties or responsibilities under its investment management agreement with the Trust on behalf of the Portfolios.

(n) Unless specified hereunder or by separate agreement, the Advisory Services shall not include: (i) consultation with a Portfolio regarding the appropriateness of the benchmark or strategy as related to their overall investment objectives (i.e., suitability analysis); (ii) initial and periodic client service and reporting to the Portfolios, including delivery of brochures and notices; or (iii) any form of custody of a Portfolio’s assets.

5. The Sub-Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. Subject to the provisions of Section 9(a) hereof, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio Manager, the Trust or the Portfolios in connection with the matters to which this Agreement relates, except that the Sub-Adviser shall be liable to the Portfolio Manager and the Portfolios for a loss resulting from a breach of fiduciary duty by the Sub-Adviser under the 1940 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties hereunder or from reckless disregard by the Sub-Adviser of its obligations or duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Adviser by the Portfolio Manager. As used in this Section, the term “Sub-Adviser” shall include any officers, directors, employees or other affiliates of the Sub-Adviser performing services with respect to the Portfolios.

6. (a) The Sub-Adviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdictions over the Sub-Adviser in performance of its duties hereunder. The Sub-Adviser will treat as confidential and proprietary information of a Portfolio all records and information relative to the Portfolio and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Portfolio, and the Sub-Adviser shall not be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Portfolio.

(b) The Sub-Adviser will notify the Portfolio Manager and the Portfolios in the event that the Sub-Adviser or any of its affiliates: (i) become aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as a sub-adviser or otherwise performing its duties pursuant to this Agreement; or (ii) become aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Adviser further agrees to notify the Portfolios and the Portfolio Manager immediately of any material fact known to the Sub-Adviser relating to the Sub-Adviser that is not contained in the Portfolios’ Registration Statement regarding the Portfolios, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. Notwithstanding the foregoing paragraph, to the extent such information is required to be publicly disclosed pursuant to SEC Regulation FD, Sub-Adviser’s notification obligation is subject to such information having first been publicly disclosed by the Sub-Adviser or its ultimate parent company pursuant to Regulation FD

(c) For the services provided and the expenses assumed pursuant to this Agreement and except as provided in Section 7(b), the Portfolio Manager will pay the Sub-Adviser, and the Sub-Adviser will accept as full compensation therefore, a fee computed daily and paid monthly in arrears on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Portfolio’s Prospectus for determining net asset value per share) of the net assets of each Portfolio equal to the lesser of: (i) a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time; or (ii) such fee as may from time to time be agreed upon in writing by the Portfolio Manager and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of each Portfolio’s net assets shall be computed in the manner specified in the Portfolio’s Prospectus and the Trust’s governing instruments for the computation of the value of the Portfolio’s net assets in connection with the determination of the net asset value of the Portfolio’s shares. Payment of said compensation shall be the sole responsibility of the Portfolio Manager and shall in no way be an obligation of a Portfolio or of the Trust.

7. (a) This Agreement shall become effective with respect to the Portfolios as of the date hereof (and, with respect to any amendment, or with respect to any additional Portfolio, the date of the amendment or supplement hereto) and shall continue in effect with respect to the Portfolios for a period of more than two years from that date (or, with respect to any additional Portfolio, for a period of more than two years from the date of the supplement) only so long as the continuance is specifically approved at least annually: (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust’s Board of Trustees; and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b) This Agreement may be terminated with respect to a Portfolio (or any additional Portfolio) at any time, without the payment of any penalty, by: (i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio; (ii) a vote of a majority of the Trust’s entire Board of Trustees on sixty (60) days’ written notice to the Sub-Adviser; (iii) the Portfolio Manager on sixty (60) days’ written notice to the Sub-Adviser; or (iv) the Sub-Adviser on sixty (60) days’ written notice to the Trust. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8. (a) The Sub-Adviser shall indemnify and hold harmless the Portfolio Manager and its officers, directors, trustees, managers, partners, employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Sub-Adviser or its agents in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Sub-Adviser or its agents in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard by the Sub-Adviser or its affiliates or agents in fulfilling the Sub-Adviser’s obligations under this Agreement.

(b) The Portfolio Manager shall indemnify and hold harmless the Sub-Adviser and its officers, directors, trustees, managers, partners, employees, affiliates and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by the Portfolio Manager in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by the Portfolio Manager in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard of the Portfolio Manager in fulfilling its obligations under this Agreement.

9. Except to the extent necessary to perform the Sub-Adviser’s obligations under this Agreement and/or as otherwise agreed to by the parties, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations to the Portfolios hereunder.

10. It is understood that the names “PIMCO” or any derivative thereof or logo associated therewith are the valuable property of the Portfolio Manager and its affiliates. The Sub-Adviser (or any of its affiliates) agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Adviser. In addition, the Sub-Adviser hereby consents to the use of its name and any logo, mark or symbol associated therewith, as well as the names of its business affiliates in the Portfolios’ Registration Statement, other disclosure documents, shareholder communications, advertising, sales literature and similar communications. It is understood that “Parametric Portfolio AssociatesTM” and Parametric with the iris flower logo and any derivative or logo associated therewith are the valuable property of the Sub-Adviser. While Sub-Adviser consents to the use of the marks and logos for purposes of describing Sub-Adviser’s role and responsibilities under this Agreement, rights to such intellectual property will remain with the Sub-Adviser and nothing in this Agreement shall be construed otherwise.

11. Any recommendations concerning a Portfolio’s investment program proposed by the Sub-Adviser to the Portfolio and the Portfolio Manager pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Portfolio pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust provided to the Sub-Adviser.

12. In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any other applicable federal or state rule, the Sub-Adviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request; provided, however, that the foregoing shall not be construed to prohibit the retention by the Sub-Adviser or its representatives of archival information including the Portfolios’ accounts data and performance record in performance composites, assets under management, and other marketing-related reporting documents. Further, compliance with Rule 31a-3 under the 1940 Act does not preclude retention by the Sub-Adviser or its representatives of documents and records as required for the purpose of facilitating compliance with this Agreement, applicable law or regulation, when automatically stored or archived in electronic form pursuant to standard backup or archival procedures. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and any other applicable Rule, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 31a-1 of the 1940 Act and any other applicable federal or state rule. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Portfolios are being conducted in accordance with applicable law and regulations.

13. This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

14. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

15. (a) For the term of this Agreement and for five years after termination, the Portfolio Manager and the Sub-Adviser shall treat as confidential and shall not disclose or transmit to any third party or use other than as expressly authorized hereunder, except to an affiliate (as defined in the 1940 Act) of the Portfolio Manager or the Sub-Adviser, as the case may be, any information, documentation or other written material with respect to the business affairs of the other party, including but not limited to information that is marked as “Confidential” by the Sub-Adviser, the Portfolio Manager or the Portfolios (“Confidential Information”). Each party agrees to hold the Confidential Information in confidence and not to disclose or use the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to require each of its directors, officers, managers, employees, affiliates, representatives or agents not to disclose or use Confidential Information, except as authorized or permitted by this Agreement. Notwithstanding the foregoing, the Portfolio Manager may disclose or transmit Confidential Information with respect to the Portfolios: (i) to the Trust’s Board of Trustees; or (ii) with the prior written consent of the Sub-Adviser.

(b) Confidential Information shall not include: (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not, to the knowledge of the receiving party, subject to any confidentiality agreement with regard to such information); or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, the parties may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is: (i) approved in writing by the other party for disclosure; or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that notice of such required disclosure is given to the other party prior to its disclosure if reasonably possible or as soon thereafter as is reasonably practicable and provided further that the providing party shall cooperate with the other party to limit the scope of such disclosure to the extent permitted by law.

16. Neither party shall be liable for or to the other for any loss caused directly or indirectly by Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service, beyond either party’s control.

17. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

18. Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at the addresses set forth below:

If to Sub-Adviser:

Attn: Legal and Compliance Department

1918 Eighth Ave, Suite 3100

Seattle, WA 98101

Phone: 206-694-5500

Email: PPA-LegalNotices@paraport.com

If to PIMCO:

David C. Flattum

Managing Director, General Counsel

650 Newport Center Drive

Newport Beach, CA 92660

Phone: (949) 720-6134

Fax: (949) 720-4590

Notice shall be deemed given upon receipt.

19. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. There are no oral or written collateral representations, agreements or understandings that relate to the Portfolios except as provided herein. The parties may mutually agree to other matters regarding the Advisory Services which may be represented by other agreements between the parties.

20. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

21. No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary or confidential nature of any property which is the subject of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Thomas Otterbein
Name:	Thomas Otterbein
Title:	Managing Director

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:	/s/ Christine Smith
Name:	Christine Smith
Title:	Chief Operating Officer

EXHIBIT A

(as of December 12, 2018)

Portfolio	Annual Base Fee	Fee Rate (Average Daily Net Assets)	Assets Under Management (Millions)
HC Capital Trust—The Institutional Value Equity Portfolio: PIMCO RAFI Dynamic Multi-Factor U.S. Equity (PIMCO Account #15648)	$10,000	0.05%	$0—$50 of net assets
		0.04%	$50—100 of net assets
		0.025%	$100—350 of net assets
		0.02%	Over $350 of net assets
HC Capital Trust—The Institutional Growth Equity Portfolio: PIMCO RAFI Dynamic Multi-Factor U.S. Equity (PIMCO Account #15649)	$10,000	0.05%	$0—$50 of net assets
		0.04%	$50—100 of net assets
		0.025%	$100—350 of net assets
		0.02%	Over $350 of net assets

EXHIBIT B

(as of December 12, 2018)

Middle and Back Office Operational Support to be Provided by the Sub-Adviser

Support Service
2.	Account reconciliation (i.e., daily reconciliation of Portfolio holdings to the records of the Portfolio’s custodian, including positions, cash holdings, market value, and cost basis)

3.	Corporate action processing (i.e., voluntary election processing and maintenance of voluntary and mandatory events and monitoring of bankruptcy securities and potential processing)

4.	Trade posting, affirmation and settlement oversight, including confirmation with the counterparty

5.	Daily pricing valuation

6.	Performance calculations (i.e., daily, time-weighted, rate-of-return calculations, including gross of fee and net of fee returns).

7.	Security maintenance (i.e., new security set-up, symbol changes (such as ISIN, CUSIP, ticker) and name changes)

8.	Custom reporting as reasonably requested by Portfolio Manager

9.	Proxy voting subject to oversight by Portfolio Manager

10.	Failed trade aggregation, management and escalation with custodians and third party brokers management; Claims management (i.e., issuing, overseeing the claims process for overdraft charges, use of funds or penalty charges) for both domestic and international settlements

11.	Sub-Adviser shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in Portfolio. Sub-Adviser will, however, forward to Portfolio Manager any information it receives regarding any legal matters involving any asset held in Portfolio. Sub-Adviser will also provide reasonable assistance in providing historical holdings of the Portfolio for the past seven years, as applicable

12.	Benchmark management (e.g., assignment and monitoring of benchmark, performance of benchmark reporting, change of benchmark process)